          Exhibit 99.1

HEALTH ENHANCEMENT ANNOUNCES NEW BOARD MEMBER IN ADVANCE OF ANNUAL SHAREHOLDER MEETING

FOR IMMEDIATE RELEASE -- SEPTEMBER 18, 2014

Keego Harbor, MI (September 18, 2014) – Health Enhancement Products, Inc. (OTCQB:HEPI), a Michigan-based biotech firm investigating early-stage algae bioactive compounds and metabolic processes, is pleased to announce the addition of a new member to the company’s board of directors. Ms. Nola E. Masterson, a California-based biotech executive and investment advisor joined the board effective September 17, 2014.

“We’re very pleased and honored to have Ms. Masterson agree to join our board,” states Andrew Dahl, President and CEO. “She joins us at an important inflection point in the company’s growth trajectory. Her extensive knowledge and experience in life science finance and operations is an invaluable resource for all involved. Her experience as an analyst, investment advisor, executive and entrepreneur will greatly benefit the company.”

Ms. Masterson, who resides in Woodside, California, has an extensive and well-regarded track record in the biotech industry. Since 1982, she has been the Chief Executive Officer of Science Futures Inc., an investment and advisory firm, and is currently Managing Member and General Partner of Science Futures LLC, I and II, which are venture capital funds invested in life science funds and companies. As Board Chair of Repros Therapeutics, Inc., Ms. Masterson also serves on the audit committee, nominating committee and compensation committee. She was the first biotechnology analyst on Wall Street, working with Drexel Burnham Lambert and Merrill Lynch, and is a co-founder of Sequenom, Inc., a genetic analysis company located in San Diego and Hamburg, Germany. Ms. Masterson is the Chair Emeritus of the Bay Bio Institute, a 501(c)3 affiliate of BayBio, which promotes science education, workforce development and best practices as well as entrepreneurs in the bioeconomy.

Her business career began at Ames Company, a division of Bayer, and was followed by eight years at Millipore Corporation in sales and sales management. Ms. Masterson has 33 years of experience in the life science industry. She received her Masters’ degree in Biological Sciences from George Washington University, and continued Ph.D. coursework at the University of Florida.

About Health Enhancement Products, Inc.

Health Enhancement Products, Inc. (OTCQB: HEPI) is a Michigan-based biotech company engaged in the investigation of the health benefits of early-stage bioactive compounds, the development of natural bioactive compounds for use as dietary supplements and food ingredients, as well as convergence products in the field of metabolomics.

Safe Harbor Statement

Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the timing of completion of a trial, actual future clinical trial results being different than the results the company has obtained to date, and the company's ability to secure funding. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and those actual results or developments may differ materially from those set forth in the forward-looking statements. The company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information or otherwise.

Contact:

Media Contact

Kathleen M. Gorski

BAB Associates, LLC

Management Liaison

Bruce Babiarz

(248) 452-9866

248-890-5030

info@health-enhancement-products.com

babiarz@babpr.com